Exhibit 99.1

For immediate release		August 14, 2013

Crown Crafts Reports Results for First Quarter of Fiscal 2014

● Improved gross margin for the quarter
● Board declares 15th consecutive quarterly dividend
● Ended quarter debt-free with $2.9 million in cash

Gonzales, Louisiana – Crown Crafts, Inc. (the “Company”) (NASDAQ-CM: CRWS) today reported results for the fiscal 2014 first quarter, which ended June 30, 2013.

Net income for the first quarter of fiscal 2014 was $822,000, or $0.08 per diluted share, on net sales of $16.6 million, compared with net income for the first quarter of fiscal 2013 of $897,000, or $0.09 per diluted share, on net sales of $17.5 million. Gross margin improved to 27.1% of sales for the quarter, compared with 25.4% for the prior-year period. Net income was negatively impacted by a pre-tax increase of $172,000 ($108,000 after-tax) in legal fees related to the Company’s defense of a patent infringement lawsuit filed in Minnesota and a class action complaint filed in California, both of which the Company believes to be without merit and is defending vigorously.

“Net sales continued to be impacted by the challenging retail environment and a lower birth rate,” said E. Randall Chestnut, Chairman, President and Chief Executive Officer of the Company. “The first quarter is traditionally our weakest; however, we are seeing positive momentum as we begin the second quarter, largely driven by three new programs that are set to roll out. This reflects the success of our efforts to continually strengthen our offerings with innovative and popular new product lines.”

Quarterly Cash Dividend

The Company also announced that its Board of Directors declared a quarterly cash dividend on the Company’s Series A common stock of $0.08 per share, which will be paid on October 4, 2013, to shareholders of record at the close of business on September 13, 2013. “The Board is pleased that our continued strong cash flow and financial strength have allowed us to reward our shareholders with significant returns on a consistent basis, as this is our 15th consecutive quarterly dividend,” said Chestnut. “Our financial position remains strong, and we ended the quarter debt-free with $2.9 million in cash on hand.”

Conference Call

The Company will host a teleconference today at 1:00 p.m. Central Daylight Time to discuss the Company’s results, during which interested individuals will be given the opportunity to ask appropriate questions. To join the teleconference, dial (877) 317-6789 and refer to conference number 10032330. The teleconference can also be accessed in listen-only mode by visiting the Company’s website at www.crowncrafts.com. The financial information to be discussed during the teleconference may be accessed prior to the call on the investor relations portion of the Company’s website.

A telephone replay of the teleconference will be available from one hour after the end of the call through 8:00 a.m. Central Daylight Time on August 22, 2013. To access the replay, dial (877) 344-7529 in the United States or (412) 317-0088 from international locations and refer to conference number 10032330.

About Crown Crafts, Inc.

Crown Crafts, Inc. designs, markets and distributes infant, toddler and juvenile consumer products, including crib and toddler bedding; blankets; nursery accessories; room décor; burp cloths; bathing accessories; reusable and disposable bibs; and disposable placemats, floor mats, toilet seat covers and changing mats. The Company’s operating subsidiaries include Crown Crafts Infant Products, Inc. in California and Hamco, Inc. in Louisiana. Crown Crafts is among America’s largest producers of infant bedding, bibs and bath items. The Company’s products include licensed and branded collections as well as exclusive private label programs for certain of its customers. The Company’s website is www.crowncrafts.com.

Forward-Looking Statements

The foregoing contains forward-looking statements within the meaning of the Securities Act of 1933, the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Such statements are based upon management’s current expectations, projections, estimates and assumptions. Words such as “expects,” “believes,” “anticipates” and variations of such words and similar expressions identify such forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause future results to differ materially from those suggested by the forward-looking statements. These risks include, among others, general economic conditions, including changes in interest rates, in the overall level of consumer spending and in the price of oil, cotton and other raw materials used in the Company’s products, changing competition, changes in the retail environment, the level and pricing of future orders from the Company’s customers, the extent to which the Company’s business is concentrated in a small number of customers, the Company’s dependence upon third-party suppliers, including some located in foreign countries, customer acceptance of both new designs and newly-introduced product lines, actions of competitors that may impact the Company’s business, disruptions to transportation systems or shipping lanes used by the Company or its suppliers, and the Company’s dependence upon licenses from third parties. Reference is also made to the Company’s periodic filings with the Securities and Exchange Commission for additional factors that may impact the Company’s results of operations and financial condition. The Company does not undertake to update the forward-looking statements contained herein to conform to actual results or changes in our expectations, whether as a result of new information, future events or otherwise.

Contact:

Olivia W. Elliott

Vice President and Chief Financial Officer

(225) 647-9124

oelliott@crowncrafts.com

or

Halliburton Investor Relations

(972) 458-8000

CROWN CRAFTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

SELECTED FINANCIAL DATA

In thousands, except percentages and per share data

(Unaudited)

	Three-Month Periods Ended
	June 30, 2013	July 1, 2012
Net sales	$16,613	$17,453
Gross profit	4,494	4,425
Gross profit percentage	27.1%	25.4%
Income from operations	1,324	1,440
Income before income tax expense	1,309	1,428
Income tax expense	487	531
Net income	822	897
Basic earnings per share	$0.08	$0.09
Diluted earnings per share	$0.08	$0.09

Weighted Average Shares Outstanding:
Basic	9,828	9,725
Diluted	9,840	9,802

CONSOLIDATED BALANCE SHEETS

SELECTED FINANCIAL DATA

In thousands

	June 30, 2013	March 31, 2013
Cash and cash equivalents	$2,890	$340
Accounts receivable, net of allowances	14,896	21,724
Inventories	15,117	10,930
Total current assets	35,071	35,227
Finite-lived intangible assets - net	5,823	5,990
Goodwill	1,126	1,126
Total assets	$43,773	$44,163

Total current liabilities	10,789	11,351

Shareholders’ equity	32,984	32,812
Total liabilities and shareholders’ equity	$43,773	$44,163